Exhibit 99.1

NEWS RELEASE

Contact:	Manolo Zúñiga, CEO
Randall D. Keys, CFO
BPZ Energy, Inc.
281-556-6200

Lisa Elliott / lelliott@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600

BPZ ENERGY PROVIDES OPERATIONS UPDATE

HOUSTON – October 6, 2005 – BPZ Energy, Inc. (OTCBB: BPZI) is continuing to make significant progress toward achieving its integrated gas-to-power project and is maintaining its target date for first sales of power in July 2006.

Power Plant Update - BPZ has made a final selection of the turbine design for the power plant to be located at Caleta Cruz.  The plant will consist of two GE Frame 7EA turbines with a total rated capacity of 160 megawatts, a significant increase over its previous plans.  These units have a lower capital cost per megawatt, are more efficient and produce lower emissions than the previous design.  Based on its assessment of the expanding power market in Peru, the Company believes this increased capacity will result in higher dispatch rates, which will bring greater projected revenues and improved rates of return expected from the project.

Drilling Operations Update – Refurbishment of the existing CX-11 platform in the Corvina Field in Block Z-1 is underway and is expected to be completed in January 2006.  A platform drilling rig has been located and is scheduled for delivery in the first quarter of 2006.  Initial drilling operations will consist of three new wells and recompletion of the existing C-16X gas well.  The Company expects that each of these wells, if successful, may produce at rates of 20-30 Mmcf/d.  Accordingly, the four wells should be more than sufficient to supply the power plant, which will require peak gas of 40 Mmcf/d.

Gas Sales Update – The Company recently signed a Memorandum of Understanding with

Ecuador’s Ministry of Energy and Mines under which the Ministry has pledged its full support behind BPZ’s plans to export gas to Arenillas, Ecuador.  This gas will be used by private and state-owned power companies to generate lower-cost electricity in Ecuador.  Construction of the 40-mile pipeline to Arenillas is a key part of BPZ’s strategy to monetize its significant natural gas reserves in northwest Peru.

Manolo Zúñiga, President and Chief Executive Officer of BPZ Energy, Inc., stated, “The Government of Ecuador is strongly encouraging the development of cleaner and lower-cost electric generation from natural gas as the country’s demand for power continues to grow.  With the majority of its electricity produced by hydro-generation and expensive diesel and fuel-oil thermal plants, Ecuador is concerned about growing shortfalls of power capacity during the dry seasons from October through April.  BPZ plans to commence delivery of natural gas to Ecuador in the fourth quarter of 2006 to help meet the country’s growing demand.  We are also in discussions with various industrial users which have expressed interest in negotiating take-or-pay contracts for our natural gas.”

Budget Update – The capital budget for the initial project has increased from $100 million to approximately $112.5 million, as summarized below:

(millions)
Power plant and related equipment	$49.6
Pipelines and processing facilities	29.1
Platform and wells	23.8
Contingencies	10.0
Total estimated capital budget (1)	$112.5

The estimated power plant costs have increased from $45.0 million to $49.6 million based on the larger capacity GE Frame 7EA turbines, as discussed above.

The drilling costs are also up significantly due to higher projected rig mobilization and day rate costs and the redesign of the drilling program to maximize potential reserves and production capacity per well bore.  The major components of this budget increase are:

a)              Longer extended reach for the directional wells drilled from the CX-11 platform results in a greater number of drilling days.  This well design may expand the areal extent of the potential proved reserves from each well bore.

b)             Higher expected gas production rates require larger capacity tubular design with premium alloys and connections and heavier duty surface equipment.

c)              Increased demand for drilling and completion equipment and services are causing prices to rise in many areas.  Most prominent are higher projected day rates and mobilization costs for the drilling rig.

d)             For the initial three wells, the Company intends to conduct more thorough testing and completion procedures to gain as much knowledge as possible about the Zorritos formation.  This will aid in the evaluation of proved reserves and the design of future development drilling programs.

The Company has also changed its definition of the project to include only three wells in its initial drilling program on the Company’s Z-1 Block.  These wells are expected to be sufficient for the needs of the power plant and will also supply enough excess gas to undertake the Arenillas pipeline project.  The additional three wells planned for later in 2006 are expected to be funded from project cash flows after the power plant is operational.

(1)  Please see further discussion of the capital budget and financing plans in the Company’s filings with the SEC.  These capital costs do not include Peruvian value added tax (IGV), which is generally recoverable against future revenues.  The Company believes it may have the opportunity to finance these costs separately until they can be recovered.

Financing Update – The Company is continuing to progress with the IFC’s appraisal process.  Meetings were held in Washington DC in late September and a week-long appraisal trip is planned for Peru in October.  The Company expects to negotiate a final term sheet in November and is targeting loan documents by the end of the year.  While the IFC has not made any binding commitments at this time, they have continued to express confidence in the project and its financing, including the revised capital budget amount, and there have been no major obstacles identified to this point.

About BPZ Energy

Houston-based BPZ Energy, Inc. is an oil and gas exploration and production company with properties in northwest Peru and Ecuador.  It is executing a gas to power strategy which includes generation of electric power in Peru for its own account and sales of gas into Ecuador for third-party power generation.  BPZ has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.7 million acres in four properties in northwest Peru.  It also owns a working interest in a producing property in southwest Ecuador.

This Press Release contains forward-looking statements based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-

looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements.  Such uncertainties include the success of our project financing efforts as well as the successful management of our capital development project and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

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